Exhibit 99.1

A123 SYSTEMS AND SAIC MOTOR FORM JOINT VENTURE TO TAP GROWING CHINESE MARKET FOR HYBRID ELECTRIC AND PURE ELECTRIC VEHICLES

A123 Becomes First Non-Chinese Battery Manufacturer to Establish Venture with Leading OEM in China

WATERTOWN, Mass. and SHANGHAI — Dec. 17, 2009 — A123 Systems, a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced that they are entering into a joint venture with SAIC Motor Co. Ltd, a leading automaker in China. The focus of the joint venture is to develop, manufacture and sell complete vehicle traction battery systems for use in hybrid electric and pure electric passenger vehicles and heavy duty truck and bus applications in the People’s Republic of China, the largest and fastest growing automotive market in the world.

“We are excited to be partnering with an industry leader such as SAIC Motor to pursue the expanding Chinese market for advanced lithium ion battery technology,” said David Vieau, chief executive officer of A123 Systems. “As part of this partnership we look forward to building a team of outstanding employees to develop innovative battery technologies that we expect will be included in some of the highest quality hybrid and electric vehicles anywhere in the world.”

The new venture, called Shanghai Advanced Traction Battery Systems Co. (ATBS), will seek to develop business throughout the entire Chinese transportation market and position A123 to strategically gain market share.  ATBS will also be the preferential supplier of complete energy storage systems for all hybrid electric and pure electric vehicles manufactured by SAIC Motor and its wholly-owned subsidiaries.  A123 Systems will supply the advanced automotive battery cells and work with SAIC Motor to design and develop the integrated battery systems for ATBS.

The venture’s ownership will be held 51 percent by SAIC Motor and 49 percent by A123 Systems, with the management duties of the venture being shared equally between the parties.

In concert with this agreement, ATBS has been awarded a contract to supply battery systems for SAIC Motor’s plug-in hybrid vehicle program. This program seeks to develop a plug-in hybrid vehicle that meets the growing demand for alternative-energy transportation in China.

SAIC Motor is also developing a broad overall portfolio of “new energy” vehicles.  SAIC Motor previously disclosed plans for a hybrid Roewe 750 sedan and a plug-in hybrid version of the Roewe 550, which could cut fuel consumption by 20 percent and 50 percent respectively, in addition to plans for introducing electric vehicles on the market in 2012. The Roewe 550 and 750 will utilize A123 battery cells.

About A123 Systems

A123 Systems, Inc. [NASDAQ: AONE] develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and consumer markets. Headquartered in Massachusetts and founded in 2001, A123 was funded initially with a $100,000 grant from the U.S. Department of Energy.  A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology.  Among the companies selecting A123 batteries, battery systems and technology in the fields of transportation, grid energy storage and consumer products are Chrysler, Delphi, Shanghai Automotive Industry Corporation, AES Energy Storage, LLC and The Black & Decker Corporation.  For additional information please visit www.a123systems.com.

SAIC Motor Corporation Limited (SAIC Motor)

SAIC Motor Corporation Ltd. (securities code 600104 SH, “SAIC Motor” for short) is now the largest automotive manufacturer listed in the Chinese A-share stock market. The main businesses of the corporation include passenger vehicles, commercial vehicles and parts that are closely related with vehicle development, as well as the automotive financial business. By Nov. 30, 2009 SAIC Motor sold over 2.43 million vehicles, topping all of the other major automotive groups in China.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the anticipated benefits of the joint venture, the market for alternative-energy transportation in China and the timing of production of battery systems under the joint venture. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in customer and market demand for and adoption of the joint venture’s products, delays in the development of the Company’s new products, delays or difficulties in hiring employees, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the joint venture operates and other risks detailed in A123 Systems’ 10-Q for the quarter ended September 30, 2009 and other publicly available filings with the Securities and Exchange Commission.  All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

PR Contact:

Eric Jones

212.819.4862

eric.jones@edelman.com